EXHIBIT 23.1
 CONSENT OF INDEPENDENT ACCOUNTANTS
We have issued our report dated March 31, 2015, with respect to the financial statements of First Tower Finance Company LLC and Subsidiaries, included in the Annual Report of Prospect Capital Corporation on Form 10-K/A, dated September 11, 2015, for the year ended June 30, 2015. We hereby consent to the inclusion of said report in the Form 10-K/A, dated September 11, 2015.

/s/ McGladrey LLP
McGladrey LLP
Raleigh, NC
September 11, 2015